Exhibit 10.10

September 8, 2022

Bernard Cassidy

[***]

[***]

Sent via email to [***]

Re: Employment Terms

Dear Barney:

Sana Biotechnology, Inc. (the “Company”), is pleased to offer you fulltime employment in the exempt position of Executive Vice President, General Counsel effective as of September 12, 2022 (the date you actually commence employment, your “Commencement Date”), in which you will be responsible for such duties as are normally associated with such position or as otherwise determined by the Chief Executive Officer of the Company. You will report to Steve Harr, the Chief Executive Officer of the Company (the “CEO”) and will be initially headquartered in our Seattle – WA – Blaine offices, or such other location as the Company may designate, except for such travel as may be necessary to fulfill your responsibilities. In the course of your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.

You will be paid a base salary at the bi-weekly rate of $17,307.69 (subject to required tax withholding and other authorized deductions), equivalent to $450,000 on an annualized basis. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time. This position is exempt from overtime.

In addition to your base salary, you will be eligible for an annual cash bonus, at the discretion of the Board of Directors of the Company (the “Board”). Your target annual bonus shall be 40% of your base salary, but the actual amount of your annual bonus may be more or less (and may equal zero). For your initial year, you must be actively employed prior to October 1 to be bonus eligible,

and any such bonus will be prorated. Any annual bonus awarded to you shall be paid within two and a half months following the year to which the annual bonus relates and will be contingent upon your continued employment through the applicable payment date. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Company in its sole discretion.

In connection with entering into this offer letter, following the commencement of your employment with the Company, the Company will recommend to the Board that it grant you an option to purchase 800,000 shares (subject to appropriate adjustment in the event of any stock

Exhibit 10.10

dividend, stock split, combination or other similar recapitalization) of the Company’s common stock (the “Stock Option”) at a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined in accordance with the terms of the Company’s equity award plan). Subject to your continued employment with the Company through the applicable vesting date, 25% of the total number of shares underlying the Stock Option will vest on the first anniversary of the applicable vesting commencement date and 1/48th of the total number of shares initially underlying the Stock Option will vest on each monthly anniversary thereafter. The Stock Option will otherwise be subject to the terms and conditions of the Company’s 2021 Incentive Award Plan and a stock option agreement to be entered into between you and the Company. You will be eligible to receive future stock options and other equity awards in the discretion of the Board.

You will be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its regular full-time employees. You will be eligible for paid time off, vacation and/or paid sick leave in accordance with applicable law and Company policy. Further, you will be eligible to receive any benefits applicable to Sana employees of your job level under the terms of the Company’s then-current change in control severance plan.

The Company requires that, as a full-time employee, you devote your full business time, attention, skill, and efforts to the tasks and duties of your position as assigned by the Company. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please discuss that with me in advance of accepting another position.

As a condition of employment, you will be required: (1) to sign and comply with an At-Will Employment Agreement, a copy of which has been sent to you with this offer, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information; (2) to sign and return a satisfactory I-9 immigration form, which will be sent to you as part of your onboarding should you accept this offer, and provide sufficient documentation establishing your employment eligibility in the United States of America; and (3) to provide satisfactory proof of your identity as required by U.S. law.

As a further condition of employment, except to the extent prohibited by applicable federal, state or local laws, the Company requires that you be fully vaccinated against COVID-19, including receipt of a vaccine booster shot if recommended for you by the CDC, subject to certain exceptions. If you would like to request a reasonable accommodation, please contact your Recruiter to discuss the accommodation process before signing this agreement. Proof of your vaccination against COVID-19 must be provided to the Company no later than your first day of employment. By signing the offer letter, you are confirming no accommodation is requested or that an accommodation has been documented and signed that meets the needs of both parties.

As a further express condition of employment, you must consent to and satisfactorily pass (to the Company’s satisfaction) a background check. You should not rely upon the terms of this offer letter until you have been informed in writing by the Company that you have successfully satisfied such background check. You will be contacted soon by the Company’s third-party background check vendor, Accurate. Accurate will provide you with a disclosure of your rights under relevant federal and state law and request your authorization to perform a background check on you for the Company and provide the results of the background check to the Company.

Exhibit 10.10

By signing below, you represent that your performance of services to the Company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.

Notwithstanding any of the above, your employment with the Company is “at will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, work schedule, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company.

Without limiting the foregoing, if at any time other than during a Change in Control Period (as defined below) your employment with the Company is terminated by the Company without Cause (other than due to your death or disability) or you resign for Good Reason (each, as defined herein) and you deliver to the Company a general release of all claims against the Company and its affiliates in a form reasonably acceptable to the Company (a “Release”) that becomes effective and irrevocable within 60 days following such termination of employment, then you shall be entitled to receive (i) continuing payments of severance pay (less applicable withholding taxes) for a period of nine (9) months to be paid periodically in accordance with the Company’s normal payroll policies at a rate equal to the sum of your monthly base salary rate and one-twelfth of your target annual bonus, in each case as in effect immediately prior to your termination (but without taking into account any reduction of your base salary or target annual bonus that would constitute a breach of this letter), less applicable withholdings, with such installments to commence on the first payroll date following the date the Release becomes effective and irrevocable, with the first installment to include any amount that would have been paid had the Release been effective and irrevocable on your termination date and (ii) direct payment or reimbursement for premiums for continued health, vision and dental benefit coverage through COBRA for you, your spouse and dependents at the same level of coverage as in effect for you on the day immediately preceding the day of termination of employment for a period ending on the earlier of (a) nine months (9) after the date of termination of employment and (b) the date you are eligible to receive health, vision and dental benefits through a new employer.

For purposes of this offer letter, the term “Cause” means: (i) a willful act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or a material violation of federal or state law by you, any of which that the Board reasonably determines in good faith has had or will have a material detrimental effect on the Company’s reputation or business; (iii) your willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iv) your willful material breach of any obligations under any written agreement or covenant with the Company; or (v) your continued substantial failure to perform your employment duties (other than as a result of your physical or mental incapacity). No termination for Cause under (iv) or (v) shall be effectuated until after you have received a written

Exhibit 10.10

demand of performance from the CEO that specifically sets forth the factual basis for the CEO’s determination that you have not substantially performed your duties and have failed to cure such non-performance to the CEO’s reasonable satisfaction within thirty (30) business days after receiving such notice. For purposes of this definition, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company. Any act, or failure to act, based upon authority or instructions given to you pursuant to a resolution duly adopted by the CEO or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by you in good faith and in the best interest of the Company.

For purposes of this offer letter, the term “Good Reason” means your resignation within 30 days following expiration of any Cure Period (as defined below) following the occurrence of one or more of the following without your written consent: (i) a material reduction in your base salary or target annual bonus; (ii) a material diminution of your title, duties, responsibilities or reporting lines; or (iii) a change in the location of your employment of more than 50 miles. No event will be considered Good Reason unless (a) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (b) you have provided the Company with at least 30 days in which to cure the circumstances (the “Cure Period”), and (c) if the Company is not successful in curing the circumstance, you end your employment within thirty days after the end of the Cure Period.

For purposes of this offer letter, the term “Change in Control” shall have the meaning ascribed such term in the Company’s 2021 Incentive Award Plan, provided, that such event constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this offer letter, the term “Change in Control Period” shall mean the period commencing three (3) months prior to a Change in Control and ending twelve (12) months after the Change in Control.

No amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to this offer letter unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code, and the Department of Treasury regulations and other guidance promulgated thereunder. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this offer letter shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment. To the extent that any reimbursements payable pursuant to this offer letter are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this offer letter shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this offer letter will not be subject to liquidation or exchange for another benefit.

You are not required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this offer letter, nor will any such benefits be reduced by any earnings or

Exhibit 10.10

benefits that you may receive from any other source, except as otherwise expressly set forth above with respect to continued group life, health, vision and dental benefits.

In addition to any indemnification provided by the Company’s organizational documents, the Company will enter into an indemnification agreement with you as a senior executive in the form used for other senior executives.

If you accept this offer, this letter and the At-Will Employment Agreement shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter or the At-Will Employment Agreement or contrary to those contained in this letter or the At-Will Employment Agreement, that may have been made to you are expressly cancelled and superseded by this offer.

This offer letter shall be interpreted and construed in accordance with the laws of Washington   without regard to any conflicts of laws principles. Although other terms and conditions of your employment may change in the future, the at-will nature of your employment may not be changed, except in a subsequent letter or written agreement, signed by you and the CEO of the Company.

(Signature Page Follows)

Exhibit 10.10

Please sign and date this letter and the At-Will Employment Agreement, and submit it through DocuSign by September 9, 2022 if you wish to accept employment at the Company under the terms described above, after which time this offer of employment will expire. If you accept our offer, we would like you to commence your employment with us as soon as practicable.

This offer letter may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same letter. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

If you have any questions, regarding this letter or employment with the Company, please feel free to contact your recruiter. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

SANA BIOTECHNOLOGY, INC.

/s/ Robin Andrulevich

Name:  Robin Andrulevich

Title:  Chief People Officer

Date:  September 6, 2022

Accepted by:

/s/ Bernard Cassidy

___________________________

Bernard Cassidy

September 8, 2022

____________________________

Date